T. ROWE PRICE STRATEGIC INCOME FUND, INC.

RESOLVED, that the Corporation and each of its directors do hereby constitute and appoint Edward C. Bernard, Joel H. Goldberg, and David Oestreicher, and each of them individually, their true and lawful attorneys and agents to take any and all action and execute any and all instruments which said attorneys and agents may deem necessary or advisable to enable the Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, orders or other requirements of the United States Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of 1933, as amended, of Shares of Capital Stock of the Corporation to be offered by the Corporation, and the registration of the Corporation under the Investment Company Act of 1940, as amended, including specifically, but without limitation of the foregoing, power and authority to sign the name of the Corporation on its behalf, and to sign the names of each of such directors and officers on his behalf as such director or officer to any (i) Registration Statement on Form N1A of the Corporation filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended; (ii) Registration Statement on Form N-1A of the Corporation under the Investment Company Act of 1940, as amended; (iii) amendment or supplement (including but not limited to, Post-Effective Amendments adding additional series or classes of the Corporation) to said Registration Statement; and (iv) instruments or documents filed or to be filed as a part of or in connection with such Registration Statement, including Articles Supplementary, Articles of Amendment and other instruments with respect to the Articles of Incorporation of the Corporation.

Witness my signature this 6th day of October, 2008.

/s/Edward C. Bernard
Edward C. Bernard
Director